Exhibit 5.1

LEWIS BRISBOIS BISGAARD & SMITH LLP

110 SE 6th STREET, SUITE 2600

FORT LAUDERDALE, FL 33301

June 8, 2026

SS Innovations International, Inc.

405, 3rd Floor, iLabs Info Technology Centre

Udyog Vihar, Phase III

Gurugram, Haryana India 122016

Ladies and Gentlemen:

We have acted as counsel to SS Innovations International, Inc., a Florida corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering the offering of up to 30,000,000 shares of the Company’s Common Stock, par value $0.0001 per share (“Shares”), issued or issuable pursuant to the Company’s 2026 Incentive Stock Plan, as amended (the “2026 Plan”).

As counsel to the Company, we have examined and relied upon (a) the Registration Statement and the related prospectus: (b) the Plan: (c) the Company’s articles of incorporation and bylaws, each as currently in effect: and (d) such records of the Company, and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents as we deem relevant and necessary for the opinion expressed in this letter. In such examination, we have assumed the genuineness of all signatures on original documents, and the conformity to original documents of all copies submitted to us as conformed or photostatic copies. As to various questions of fact material to such opinions, we have relied upon statements or certificates of officials and representatives of the Company and others.

Based on, and subject to the foregoing, we are of the opinion that the Shares, when issued in accordance with the 2026 Plan, the Registration Statement and the related prospectus, are or will be, as the case may be, duly authorized, validly issued, fully paid and non-assessable.

In rendering this opinion, we advise you that we express no opinion herein concerning the applicability or effect of any laws of any jurisdiction other than the laws of the State of Florida and the Federal laws of the United States of America.

This opinion is limited to the matters expressly set forth in this letter, and no opinion has been or should be implied, or may be inferred, beyond the matters expressly stated.  This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we have no obligation or responsibility to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Lewis Brisbois Bisgaard & Smith LLP